Exhibit (m)(2)

KRANESHARES TRUST

DISTRIBUTION PLAN

WHEREAS, KraneShares Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that this Distribution Plan will benefit the Funds of the Trust and shareholders (“Shareholders”) who from time to time beneficially own the shares (the “Shares”) of any series of the Trust (the “Funds”) listed on Exhibit A hereto; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust adopt this Distribution Plan under which Services Providers will provide, pursuant to a Distribution Agreement, the distribution services stated in Section 2 herein;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan.

Section 1. The Trust has adopted this Distribution Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

Section 2. The Trust will pay Service Providers a fee at the annual rate specified on Exhibit A for distribution services. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fee to compensate or reimburse other service providers, including financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets, that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to such service providers will be negotiated based on the extent and quality of services provided.

Section 3. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding Shares of a Fund, if adopted after any public offering of Shares; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of Section 3 herein for the approval of this Plan.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may be amended in the manner provided in clause (b) of Section 3 herein for the approval of this Distribution Plan; provided, however, that the Distribution Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 with respect to any Fund without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of such Fund.

Section 9. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Adopted: November 8, 2012

EXHIBIT A

Dated November 8, 2012

Amended June 7, 2017

Funds	Share Classes	Distribution Fees
KraneShares CSI China Internet ETF	N/A	0.25%
KraneShares Zacks New China ETF	N/A	0.25%
KraneShares Bosera MSCI China A Share ETF	N/A	0.25%
KraneShares FTSE Emerging Markets Plus ETF	N/A	0.25%
KraneShares E Fund China Commercial Paper ETF	N/A	0.25%
KraneShares MSCI China Environment Index ETF	N/A	0.25%
KraneShares Emerging Markets Consumer Technology Index ETF	N/A	0.25%
KraneShares MSCI One Belt One Road Index ETF	N/A	0.25%
KraneShares Bloomberg Barclays China Aggregate Bond Index ETF	N/A	0.25%

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.